Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-4

(Form Type)

iSTAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(f)	65,000,000	N/A	$1,810,250,000.00	$0.0001102	$199,489.55
Fees Previously Paid	-	-	-	-	-	-	-	$0.00
		Total Offering Amounts				$1,810,250,000.00		$199,489.55
		Total Fees Previously Paid		-				-
		Total Fee Offsets		-				-
		Net Fee Due						$199,489.55

(1)	This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.001 per share, of iStar Inc. ("iStar" and such shares, the "iStar common stock") estimated to be issuable by iStar pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated as of August 10, 2022, by and between iStar and Safehold, Inc. ("Safe"). As discussed in the registration statement, immediately prior to the effective time of the merger and the issuance of the shares of iStar common stock being registered hereunder, iStar intends to amend its charter to effectuate a reverse split of the iStar common and changes its par value from $0.001 to $0.01.

(2)	The number of shares of iStar common stock being registered is based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of SAFE (the "Safe common stock") expected to be outstanding at the effective time of the merger, including shares underlying restricted stock units. The exchange ratio in the merger is 1.00 share of iStar common stock for each share of Safe common stock outstanding at the effective time of the merger.

(3)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of Safe common stock as reported on the New York Stock Exchange on December 9, 2022 ($27.85 per share), multiplied by the estimated maximum number of shares (65,000,000) that may be exchanged or cancelled in the merger.